                 AS FILED WITH THE COMMISSION ON APRIL 18, 2001

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Rule 14a-12

                                  EBIX.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

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

                           [ebix.com, Inc. Letterhead]


                                                                 April __, 2001
[Address 5% ebix Stockholder]

Dear ___________:

         I am writing to you to seek your assistance on a matter of importance to ebix.com, which I am confident you will agree is also important to you. As I am sure you know, ebix has entered into a Share Exchange and Purchase Agreement with BRiT Insurance Holdings plc providing for BRiT to acquire a 38% equity position in ebix, investing $7 million in cash in ebix (and transferring a 28% equity position in Insurance Broadcast Systems, Inc., a privately held company in the insurance related electronic education business). The Agreement also contemplates that BRiT and ebix will negotiate an agreement for ebix to furnish e-commerce related services to BRiT for fees; although we have not yet worked out the terms, we regard this as an exciting opportunity that may assist the Company's efforts to return to profitability.

         ebix expects to obtain shortly, at the first closing of the BRiT Agreement, $2.8 million of this important capital infusion, in exchange for approximately 16.4% of ebix's common stock. The second closing, at which ebix would obtain the balance of the BRiT investment, requires stockholder approval, in order to comply with NASDAQ rules and also to amend the ebix charter to authorize sufficient shares to permit the second closing stock issuance to BRiT. That stockholder approval is being sought at the Company's annual meeting on May 30, and thus the second closing will not be able to occur before, at the earliest, the beginning of June. The Company has filed with the Securities and Exchange Commission preliminary proxy material for that meeting, furnishing additional information about the BRiT transaction, and I am enclosing a copy for your convenience.

         As we have previously announced, the Company has received notification from NASDAQ that the Company is subject to delisting for failure to comply with the requirement that a listed company satisfy any one of NASDAQ's minimum net tangible assets, market capitalization, or earnings standards. The Company's appeal of the delisting has been set for a May 24 hearing. Although ebix cannot in the near term satisfy either the market capitalization or earnings standards, the second closing will bring ebix into compliance with this NASDAQ rule by satisfying the net tangible assets standard. Accordingly, we believe it is of substantial importance to be able to demonstrate to NASDAQ at the May 24 hearing (or even better, in the Company's written submission to NASDAQ which is required by April 30), that the BRiT Agreement (and the related charter amendment) has the support of large ebix stockholders. Such letters from ebix stockholders other than BRiT holding an aggregate of more than 50% of ebix common stock (held by holders other than BRiT), will demonstrate to NASDAQ the Company's ability to obtain the needed stockholder approval at the 2001 Annual Meeting which - we expect - will position us to consummate the second closing and satisfy the net tangible assets requirement.

         Accordingly, if you agree with our strong conviction that the BRiT transaction is in the best interests of the Company and its stockholders, we are asking that you furnish us with your letter expressing that view, addressed to The NASDAQ Stock Market. We will deliver your letter of support to NASDAQ. For your convenience, we have enclosed a form of such a letter, which we suggest be printed on your stationery.

         We appreciate your consideration of this matter and your assistance, and would be pleased to discuss any questions you may have.


                                         Very truly yours,



                                         Robin Raina
                                         President and Chief Executive Officer


                       ----------------------------------

The participants in this solicitation are Robin Raina and the other members of the Board of Directors of ebix.com, Inc. The enclosed preliminary proxy statement contains information on their interests, including their stock holdings. You will want to read the definitive proxy statement, which will be sent to you as a record holder of ebix shortly after it is filed with the Securities and Exchange Commission ("SEC") and will also then be available without charge from the EDGAR archive at the SEC's website (www.sec.gov). You can obtain exhibits to the enclosed Form 10-K without charge on request to the Secretary, ebix.com, Inc., 1900 East Golf Road, Schaumburg, Illinois 60173.

                       [Letterhead of ebix 5% Stockholder]



                                 April ___, 2001


The NASDAQ Stock Market
Listing Qualifications Hearings
9801 Washingtonian Blvd., 5th Floor
Gaithersburg, Maryland 20878


     Re: ebix.com, Inc.

Ladies and Gentlemen:

     We are the beneficial owners of _________ shares of ebix.com, Inc. common stock. We have reviewed the ebix preliminary proxy statement filed with the Securities and Exchange Commission on April 16, 2001, which describes the Share Exchange and Purchase Agreement between ebix and BRiT Insurance Holdings ("BRiT Agreement") and the related proposed ebix charter amendment ("Charter Amendment") increasing the number of authorized shares of ebix common stock. We are writing to confirm to you that we support the BRiT Agreement and the related Charter Amendment as being in the best interest of ebix and its stockholders.

                    Very truly yours,

                    [Insert Name of ebix 5% Stockholder]


                    By: ______________________________________________
                    [Insert name of authorized signatory of ebix 5% Stockholder]